Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of River Financial Corporation of our reports dated March 11, 2025, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K, of River Financial Corporation for the year ended December 31, 2024 filed on March 11, 2025.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

April 7, 2025